Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Kellee McGahey, 843-529-5574

South State Corporation Updates Common Stock Repurchase Plan

(Columbia, SC – March 21, 2017) South State Corporation (the “Company”) (NASDAQ: SSB) announced today that the Company’s Board of Directors approved an increase in the number of shares of the Company’s common stock, par value $2.50 per share, available to be repurchased hereafter under the Company’s stock repurchase program (the “Repurchase Program”) to 1,000,000 shares of common stock.  The Repurchase Program was originally approved by the Board of Directors in 2004 and originally authorized the repurchase of up to 250,000 shares of common stock.

Shares of common stock may be purchased under the Repurchase Program periodically in open market transactions at prevailing market prices, in privately negotiated transactions, or by other means in accordance with federal securities laws.  The actual means and timing of any purchases, target number of shares and prices or range of prices under the Repurchase Program will be determined by management at its discretion and will depend on a number of factors, including the market price of the Company’s common stock, share issuances under Company equity plans, general market and economic conditions, and applicable legal and regulatory requirements.  The Repurchase Program has no scheduled expiration date and may be modified, amended, or terminated by the Board of Directors at any time.

South State Corporation is the largest bank holding company headquartered in South Carolina. Founded in 1933, the Company’s primary subsidiary, South State Bank, has been serving the financial needs of its local communities in 25 South Carolina counties, 15 Georgia counties and four North Carolina counties for over 80 years. The bank also operates Minis & Co., Inc. and South State Advisory, both registered investment advisors; and First Southeast Investor Services, Inc., a limited purpose broker-dealer. South State Corporation has assets of approximately $10.8 billion and its stock is traded under the symbol SSB on the NASDAQ Global Select Market. More information can be found at www.SouthStateBank.com.

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